EXHIBIT 99.1

P.C.B. BANCORP, INC.

Revocable Proxy

This Proxy is solicited on behalf of the Board of Directors of P.C.B. Bancorp, Inc. (“PCB”). The undersigned stockholder of PCB hereby appoints Paul V. Mellini and Harrison I. Steans, each with authority to act without the other, as attorneys and proxies for the undersigned, with the full power of substitution, to represent and to vote, as designated below, all of the shares of PCB held of record by the undersigned at the close of business on                          , 2004, at the Special Meeting of Stockholders to be held at     :00     .m., Eastern Time on                     , 2004, at its corporate headquarters, 5830 142nd Avenue North, Clearwater, Florida 33760, and at any adjournment thereof.

The proxy will vote on the proposals set forth in the Notice of Special Meeting and the Proxy Statement—Prospectus as specified on this card and are authorized to vote in its discretion as to any other business that may come properly before the Special Meeting. If no vote is specified, said proxy will vote in favor of the following proposal.

1.	FOR ☐ OR AGAINST ☐ OR ABSTAIN FROM VOTING ON ☐ the authorization, adoption and approval of the Agreement and Plan of Merger dated as of December 23, 2003 between P.C.B. Bancorp, Inc. and The Colonial BancGroup, Inc.

PLEASE MARK, SIGN BELOW, DATE, AND RETURN THIS PROXY CARD PROMPTLY IN THE ENVELOPE FURNISHED.

Please sign exactly as name appears on this Proxy Card. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

DATED: ,	2004

Signature

Signature (if held jointly)